Exhibit 10.35

November 15, 2024

Taoufiq Boussaid

Re: Offer of Employment
Dear Taoufiq,

It gives me great pleasure to offer you the exempt position with Lucid USA, Inc. (doing business as Lucid Motors) (the “Company”) as Chief Financial Officer, reporting to Peter Rawlinson, Chief Executive Officer & Chief Technical Officer. Your first date of employment (“Hire Date”) will be on a date mutually agreed by you and the Company to be further discussed. The terms and conditions of your employment with the Company will be as set forth below.

Base Salary and Other Compensation

You will be paid the following compensation during your employment:

•You will be paid a base salary of $22,115.39 per bi-weekly pay period ($575,000 annualized), less applicable tax and other withholdings.

•In addition to your base salary, you will be eligible to earn an annual target incentive bonus of 90% of your base salary, less applicable tax and other withholdings, based upon the Company's performance and your individual performance. The bonus will be paid in the first half of the following year on a date determined by the Board of Directors. For FY25 (payable in early 2026), the Company commits that you will receive 90% of your base salary, or the calculated actual 2025 annual incentive given corporate and individual factors, whichever is larger. For FY26 (payable in early 2027), the Company commits that you will receive 45% of your base salary, or the calculated actual 2026 annual incentive given corporate and individual factors, whichever is larger.

•Your place of employment will be Newark, California. You will be required to travel as needed for business purposes as agreed with your manager.

•You will be expected to relocate to the Newark, California area no later than 90 days after your Hire Date. The Company will provide you and your wife with a visit to the Bay Area in advance of your Hire Date for the express purpose of helping you and your family find a home and community in which you would like to live. In connection with your relocation, you will be provided senior executive relocation support. Further, upon relocation, you will be paid $500,000, less applicable taxes and withholdings. The Company will provide you and your family with paid, temporary housing in the Bay Area for up to six months after your Hire Date. For your relocation, the Company is pleased to offer employee relocation support through a managed service.

•The Company is pleased to offer you a one-time sign-on bonus of $2,000,000 less applicable taxes and other withholdings. This sign-on bonus will be advanced within the first 30 days of your employment but will only become earned in the event that you successfully complete three years of employment with the Company in good standing (as determined by the Company in its sole discretion). If you resign from your employment with the Company for any reason or if you are terminated for Cause (as defined in the Lucid Group, Inc. Executive Severance Benefit Plan) within 12 months of your Hire Date, you will immediately repay the Company the full (gross) amount of this sign-on bonus. If you resign employment with the Company for any reason or if you are terminated for Cause after 12 months but before the second anniversary of your Hire Date, you will immediately repay the Company two-thirds of the full (gross) amount of this sign-on bonus. If you resign employment with the Company for any reason or if you are terminated for Cause after 24 months but before the third anniversary of your Hire Date, you will immediately repay the Company one-third of the full (gross) amount of this sign-on bonus.

•You will be paid a stipend of $100,000, less applicable taxes and other withholdings, each year within 30 days of your Hire Date and thereafter within 30 days of every anniversary of your Hire Date. This stipend is intended to defray your family’s costs to participate in the French retirement system, to retain necessary multinational taxation firms, and other support needed for future repatriation to France.

Severance

You will be eligible to participate in the Severance Plan following commencement of employment. Upon the commencement of your employment, and after the successful completion of your background check, you will receive a Participation Agreement substantially in the form attached hereto as Exhibit A for your review and signature. Subject to your acceptance of this Participation Agreement under the Severance Plan and the successful completion of your background check, you will be eligible for the severance benefits described in the Severance Plan and your Participation Agreement.

Employee Benefits

You will be eligible to participate in the Company employee benefit plans that the Company makes available to similarly situated employees. The Company provides a competitive benefit package that currently includes major medical, vision, and dental insurance plans, paid time off, flexible spending account and a 401(k) program. The eligibility dates of the benefits are as follows:

•Group health insurance benefits: commence on hire date
•Vacation days and sick days: accrual starts on hire date
•Flexible spending account: eligibility starts on hire date but can take up to 3 pay periods before any payroll deductions are actually deposited into account
•401(k) program: eligibility starts on hire date but can take up to 3 pay periods before any payroll deductions are actually deposited into account

Equity-based Awards

The Company has received approval from the Board of Directors of Lucid Group, Inc. (the “Board”) to provide you with new hire equity-based awards having a total grant value of $10,000,000. Such equity-based awards will be allocated through two awards as follows, subject to commencement of your employment with the Company (collectively, the “Sign-On Awards”):

•RSUs: An award of restricted stock units (“RSUs”) with a grant value of $4,000,000. The RSUs will generally be eligible to vest over two and one-half years as follows: 1/4 will be eligible to vest on the first Company Vesting Date (as defined below) to occur on or following your Hire Date; 1/4 will be eligible to vest on the second Company Vesting Date to occur on or following your Hire Date; and, 1/16 of the total RSUs granted will vest quarterly thereafter on each subsequent Company Vesting Date, subject to your continued employment through each vesting date. “Company Vesting Date” means March 5, June 5, September 5, and December 5 of each calendar year.

•Performance-based restricted stock units (“PSUs”): The Company has received approval from the Board to provide you with an award, under the next performance cycle established by the Board, of PSUs with a grant value of $6,000,000. We expect the Board to approve PSU grants for the next performance cycle during the first quarter of 2025. The PSUs will generally provide you the opportunity to earn shares of Lucid Group, Inc. stock (and/or cash equivalent) based on the satisfaction of key corporate objectives, individual objectives and/or LCID stock price objectives for the performance cycle duration which will be established by the Board.

The number of RSUs and PSUs granted in respect of the Sign-On Awards will be determined using the Company’s standard conversion methodology. The Company’s standard conversion methodology is to incorporate the 30-day Volume Average Weighted Price (“VWAP”) when calculating the specific number of shares within a grant. The Sign-On Awards are subject in all respects to approval by the Board or a committee thereof and the terms and conditions of the applicable equity incentive plan and award agreements, which you will be required to enter into to receive the Sign-On Awards.

You will be eligible to receive additional equity-based awards under the Company’s equity incentive plan from time to time.

Proof of Right to Work

Your employment is contingent upon providing appropriate documentation for the completion of your new hire forms, including proof that you are presently eligible to work in the United States for I- 9 form purposes. Failure to provide appropriate documentation within three days of your hire date will result in immediate termination of employment in accordance with the terms of the Immigration Reform and Control Act.

Confidential Information and Invention Assignment Agreement; Arbitration Agreement

Your acceptance of this offer and commencement of employment with the Company is contingent upon the execution, and delivery to an officer of the Company, of the Company’s (i) Confidential Information and Invention Assignment Agreement and (ii) Arbitration Agreement, in each case, prior to or on your Hire Date.

Background Checks

This offer is contingent upon the successful completion (as determined by the Company) of any background or reference checks desired by the Company.

Release From Restrictive Covenants; No Other Restrictions

This offer is contingent upon the Company obtaining any waiver from your current employer as the Company deems necessary to release you, the Company and/or its affiliates, as applicable, from any restrictive covenants that you, the Company and/or its affiliates is subject to with respect to your current employer that could prevent, hinder or interfere with your acceptance of this offer or the exercise of your best efforts in the performance of your duties to the Company or any of its affiliates.

You hereby represent that you are otherwise not subject to any restrictive covenants that could prevent, hinder or interfere with your acceptance of this offer or the exercise of your best efforts in the performance of your duties to the Company or any of its affiliates.

Return of Materials

Prior to your employment with the Company, you shall return all materials to your former employer or client, including any electronic storage devices, and ensure that you have not retained any files or records of your former employer or client on any media, including cloud-based storage systems.
Recoupment Policy

You acknowledge and agree that any Covered Compensation (as defined in the Company’s Compensation Recoupment Policy (as may be amended from time to time, the “Recoupment Policy”)) that you receive in the future from the Company or its affiliates shall be subject to the Recoupment Policy.

At-Will Employment

Your employment with the Company is “at will,” and thus you or the Company may terminate your employment relationship at any time, with or without cause or advance notice. The Company reserves the right to change your position, duties, compensation, and/or employee benefits at any time on a prospective basis; the commitments afforded to you via your inclusion in the Lucid Executive Severance Plan may be applicable to any such changes depending on the specific circumstances. This offer shall be governed by and construed under the laws of the state of California.

Integration and Modification

This offer, together with any other documents described herein, sets forth the terms and conditions of our offer of employment with the Company, and supersedes any prior representations or agreements concerning your employment with the Company, whether written or oral. You acknowledge and agree that you are not relying on any statements or representations concerning the Company or your employment with the Company.

We welcome you to Lucid Motors and look forward to working with you. We trust that it will be a mutually rewarding experience. Please confirm your acceptance of this offer by signing and dating this offer on the spaces below and returning it to me.

Sincerely,

/s/ Gale Halsey

Gale Halsey
Senior Vice President, People

I have read and understand the terms and conditions set forth in this offer. Furthermore, in choosing to accept this employment with Lucid USA, Inc. (dba Lucid Motors), I agree that I am not relying on any representations, whether verbal or written, except as specifically set forth in this offer.

/s/ Taoufiq Boussaid

Taoufiq Boussaid

Relocation Repayment Agreement

THIS AGREEMENT made by and between Lucid USA, Inc. (dba Lucid Motors USA, Inc.) (hereinafter the “Company”) and Taoufiq Boussaid (hereinafter “Employee”).
The Company is pleased to offer Employee relocation support through a managed service. Further, upon relocation, you will be paid $500,000, less applicable taxes and withholdings. Your advanced relocation pay will only become earned as follows: In the event that you successfully complete three years of employment with the Company, a hundred percent (100%) of the relocation pay will become earned on the third anniversary of your Hire Date.

If you do not relocate to the Newark, California area within the first year after your Hire Date or resign from your employment with the Company for any reason or are terminated for misconduct, moral turpitude, failure to perform your duties, or serious or repeated breach of company policies, in each case before the first anniversary of your Hire Date, you will immediately repay the Company the full (gross) amount of this relocation advance, whether managed service or one-time cash award.

By signing below, I acknowledge and understand the above agreement. I further agree to repay the Company the full (gross) amount of this relocation bonus on my last date of employment, should my employment end before the third anniversary of my Hire Date with the Company or should I not relocate to the Newark, California within the first year after my Hire Date.

/s/ Taoufiq Boussaid

Taoufiq Boussaid